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                                 EXHIBIT 3(a)(5)

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                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                                 FRONTSTEP, INC.

         FIRST: The name of the corporation shall be Frontstep, Inc.

         SECOND: The place in Ohio where the principal office of the corporation is to be located is in the City of Columbus, County of Franklin.

         THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

         FOURTH: The authorized number of shares of the corporation shall be 21,000,000, of which 20,000,000 shares shall be common shares, each without par value, and 1,000,000 shares shall be preferred shares, each without par value.

         Each outstanding common share and each outstanding preferred share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release or other action. No shareholder of the corporation shall have, as a matter of right, the right to cumulate his voting power.

         1. Number and Designation. 566,933 preferred shares of the corporation shall be designated as Series A Convertible Participating Preferred Shares (the "SERIES A PREFERRED SHARES").

         2. Rank. The Series A Preferred Shares shall, with respect to the dividend rights specified herein and rights on liquidation, dissolution and winding up, rank prior to all classes the Corporation's capital stock, including the Corporation's common shares, no par value (the "COMMON SHARES"). All equity securities of the Corporation to which the Series A Preferred Shares rank prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Shares, are collectively referred to herein as the "JUNIOR SECURITIES." All equity securities of the Corporation with which the Series A Preferred Shares ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the "PARITY SECURITIES." The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be. The Series A Preferred Shares shall be subject to the creation of Junior Securities.

          3. Voting Rights. Except as otherwise provided herein or as otherwise provided by applicable law, the Holders of the Series A Preferred Shares (i) shall be entitled to vote with the Holders of the Common Shares, voting together as a single class, on all matters submitted for a vote of Holders of Common Shares, (ii) shall be entitled to one vote per Series A Preferred Share held; provided that upon amendment of the corporation's articles of incorporation to permit the corporation's authorized preferred shares to have more than one vote per share as permitted under the Act, the Holders of the Series A Preferred Shares shall have a number of votes equal to the number of votes to which Common Shares issuable upon conversion of such Series A Preferred Shares would have been entitled if such Common Shares had been outstanding at the time of the applicable vote and related record date and (iii) shall be entitled to notice of any shareholders' meeting in accordance with the articles of incorporation and regulations of the corporation.

         4. Liquidation Rights. If the corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up (each a "LIQUIDATION EVENT") at any time when any of the Series A Preferred Shares shall be outstanding, the Holders of the then outstanding Series A Preferred Shares shall have a preference against the assets of the corporation available for distribution to the Holders of the corporation's

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equity Securities equal to the greater of (a) $24 per Series A Preferred Shares
(as adjusted for any share dividends, combinations or splits with respect to the Series A Preferred Shares), plus accumulated, but unpaid, dividends, if any (the "PREFERENCE AMOUNT") or (b) the amount that would be received by a Holder of the number of Common Shares underlying the Series A Preferred Shares (subject to anti-dilution adjustments described below) in such liquidation or winding up if all of the Series A Preferred Shares were converted into Common Shares immediately prior to the liquidation or winding up. Notwithstanding the foregoing, at the election of the Holders of 75% or more of the Series A Preferred Shares then outstanding, (i) the consolidation or merger of the corporation into or with any other entity or entities which results in the exchange of outstanding shares of the corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or Affiliate thereof (other than (x) a merger solely for the purpose of reincorporating the corporation in a different jurisdiction or (y) a consolidation or merger in which the corporation is the surviving entity and in which the corporation's Voting Shares outstanding immediately prior to such merger or consolidation are exchanged or converted into or constitute more than 50% of the corporation's Voting Stock after such consolidation or merger); (ii) the sale or transfer by the corporation of all or substantially all of its assets otherwise than to one or more Subsidiaries; or (iii) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Exchange Act), acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than 50% of the voting power of the corporation, shall be deemed to be a Liquidation Event within the meaning of the provisions of Section 3 (each of the events specified in clauses (i), (ii) and (iii) of Section 3 being referred to herein as a "CHANGE-IN-CONTROL LIQUIDATION EVENT"). Notwithstanding the foregoing, no reduction of the authorized or issued Shares of the corporation of any class, whether now or hereafter authorized shall be deemed to be a Liquidation Event within the meaning of any of the provisions of Section 3.

         Upon any such Liquidation Event, after the Holders of Series A Preferred Shares shall have been paid in full their preferential amounts to which they shall be entitled as provided in this Section 4, the remaining Property of the corporation may be distributed to the Holders of any other equity Securities of the corporation, including, without limitation, Junior Securities whether now or hereafter authorized, in connection with such Liquidation Event. Written notice of such Liquidation Event, stating a payment date, the preferential amount and the place where said preferential amount shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the Holders of record of Series A Preferred Shares, such notice to be addressed to each such Holder at its address as shown by the records of the corporation. If, upon any Liquidation Event, the corporation's assets available for distribution to its shareholders are insufficient to permit payment in full to the Holders of the Series A Preferred Shares of the aggregate amount which such Holders shall be entitled under this Section 4, then the entire assets available for distribution to shareholders of the corporation shall be distributed among the Holders of the Series A Preferred Shares pro rata based upon the number of Series A Preferred Shares held by each such Holder.

         After payment in full to a Holder of the Series A Preferred Shares of the preferential amount which such Holder shall be entitled as set forth in this
Section 4, the Series A Preferred Shares held by such Holder shall be deemed to be no longer outstanding and such Holder no longer shall have any rights as a shareholder of the corporation.

         5. Dividends. (a) Each Holder of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends contemporaneously with cash dividends when, as and if declared by the Board of Directors with respect to Common Shares in an amount equal to the product of the cash dividend payable per Common Share times the Conversion Rate (as hereinafter defined) for the Series A Preferred Shares then in effect. Such dividends shall be payable on the dates specified by the Board of Directors as the dates for payment of dividends in respect of Common Shares (each of such dates being a "DIVIDEND PAYMENT DATE") (unless such day is not a business day, in which event on the next succeeding business day). Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the corporation at the time such dividend is declared, provided, however, that such date shall not be more than 60 days nor less than 10 days prior to the respective Dividend Payment Date.

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                   (b) In addition, if at any time the corporation is in
material breach of its registration obligations under Article 5 of the Investor Rights Agreement, the Holders of Series A Preferred Shares shall be entitled to receive for and during the period the corporation continues in breach of the Investor Rights Agreement, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at an annual rate of $3.36 per share. Such dividends shall be payable in arrears in equal amounts quarterly on June 30, September 30, December 31, and March 31 of each year unless such day is not a business day, in which event on the next succeeding business day). The amount of such dividends and any accumulations shall be pro rated and calculated on the basis of the actual days elapsed from the date of such material breach by the corporation. Such dividends shall be cumulative from the date of default to the date of cure, whether or not in any dividend period or periods there shall be funds of the corporation legally available for the payment of such dividends. Such dividends shall be payable to Holders of the Series A Preferred Shares at the close of business on the record date specified by the Board of Directors at the time such dividends are declared, which record date shall not be more than 60 days prior to the Dividend Payment Date. No such cumulative dividends shall be declared or become payable or be deemed to have accrued with respect to any Series A Preferred Shares (including, without limitation, upon any liquidation, dissolution or winding up of the corporation, or upon any redemption of any such shares) unless a Dividend Payment Date occurs while such share is outstanding.

                  (c) So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Junior Securities, for any period unless full cumulative dividends if required pursuant to the preceding paragraph
(b) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all dividend periods terminating on or prior to the date of payment of the dividend on such class or series of Junior Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Series A Preferred Shares and all dividends declared upon any Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and accumulated and unpaid on such Parity Securities.

         6. Optional Redemption. The Series A Preferred Shares shall not be redeemable by the corporation prior to the fourth anniversary of the date of issuance of the Series A Preferred Shares. Within 30 days after the fourth anniversary of the date of issuance of the Series A Preferred Shares, the corporation may elect to redeem all, but not less than all, of the Series A Preferred Shares outstanding on the date of redemption as determined by the Board of Directors (the "REDEMPTION DATE") which date shall not be more than 60 days after such fourth anniversary date.

         (a) PREFERENCE AMOUNT AND PAYMENT. The Series A Preferred Shares shall be redeemed by paying for each share an amount in cash equal to $30.72, plus accumulated, but unpaid, dividends, if any (the "REDEMPTION PRICE"). Such payment shall be made in full on the Redemption Date to the Holders entitled thereto.

             (b) REDEMPTION MECHANICS. At least 20 but not more than 30 days prior to any Redemption Date, written notice (the "REDEMPTION NOTICE") shall be given by the corporation by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to each Holder (at the close of business on the Business Day next preceding the day on which the Redemption Notice is given) of Series A Preferred Shares notifying such Holder of the redemption and specifying the Redemption Price, the Redemption Date and the place where the Redemption Price shall be payable. The Redemption Notice shall be addressed to each Holder at its address as shown by the records of the corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of Holders of shares of Series A Preferred Shares (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of Series A Preferred Shares on the Redemption Date are insufficient to redeem the total number of outstanding Series A Preferred Shares, the Holders of Series A Preferred Shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of

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shares owned by them if all such outstanding shares were redeemed in full. The
Series A Preferred Shares not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of such Series A Preferred Shares, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

                  (c) REDEEMED OR OTHERWISE ACQUIRED SHARES TO BE RETIRED. Any Series A Preferred Shares redeemed pursuant to this Section 6 or otherwise acquired by the corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; provided that each such share, after being retired and cancelled, shall be restored to the status of an authorized but unissued Preferred Share without designation as to series and may thereafter be issued as a Preferred Share not designated as a Series A Preferred Share unless such reissuance shall violate Section 10 hereof or any other provision of these articles of incorporation .

                  7. Conversion. (a) The Series A Preferred Shares shall be convertible at any time, in whole or in part, at the option of the Holder thereof and upon notice to the corporation as set forth below, into fully paid and nonassessable Common Shares at the Conversion Rate. The Series A Preferred Shares shall be convertible initially at the rate of two Common Shares for each full Series A Preferred Share and shall be subject to adjustment as provided herein. The initial base conversion price per Common Share is $12.00 and shall be subject to adjustment as provided herein (the "CONVERSION PRICE"). For purposes of this Article FOURTH, the "CONVERSION RATE" applicable to a Series A Preferred Share shall be the number of Common Shares into which a Series A Preferred Share is then convertible and shall be equal to the product of (i) two multiplied by (ii) the quotient resulting from dividing the then existing Conversion Price into $12.00.

                  (b) The Conversion Price (and the corresponding Conversion
Rate) shall be subject to adjustment from time to time as follows:

                      (i) In case the corporation shall (A) pay a dividend in Common Shares or make a distribution in Common Shares, (B) subdivide its outstanding Common Shares, (C) combine its outstanding Common Shares into a smaller number of Common Shares or (D) issue by reclassification of its Common Shares other securities of the corporation, then in each such case the Conversion Rate in effect immediately prior thereto shall be adjusted so that the Holder of any Series A Preferred Shares thereafter surrendered for conversion shall be entitled to receive the kind and number of Common Shares or other securities of the corporation which such Holder would have owned or would have been entitled to receive immediately after the happening of any of the events described above had such Series A Preferred Shares been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subsection (i) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                      (ii) In case the corporation shall issue or sell any Common Shares (other than Common Shares issued (1) pursuant to the corporation's non-qualified stock option plans for officers, directors or key employees, or pursuant to any similar Common Share related employee compensation plan of the corporation approved by the corporation's Board of Directors, (2) in connection with a merger or consolidation with or other acquisition of, another Person or the acquisition of the assets of another Person, other than any such transaction that constitutes a Change in Control Liquidation Event or (3) upon exercise or conversion of any security the issuance of which caused an adjustment under
Section 7(b)(iii) or (iv) hereof) without consideration or for a consideration per share less than the Conversion Price (the "ISSUE PRICE"), the Conversion Price to be in effect after such issuance or sale shall be determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (x) the number of Common Shares outstanding immediately prior to the time of such issuance or sale multiplied by the Issue Price and (y) the aggregate consideration, if any, to be received by the corporation upon such issuance or sale, and the denominator of which shall be the product of the aggregate number of Common Shares outstanding immediately after such issuance or sale and the Conversion Price. In case any portion of the consideration to be received by the corporation shall be in a

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form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors; provided that if Holders of 75% or more of the outstanding Series A Preferred Shares shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to a majority of such Holders to determine such fair market value. Such Holders shall be notified promptly of any consideration other than cash to be received by the corporation and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors.

                      (iii) In case the corporation shall fix a record date for the issuance of rights, options or warrants to the Holders of Common Shares or other securities entitling such Holders to subscribe for or purchase for a period expiring within 60 days of such record date Common Shares (or securities convertible into Common Shares) at a price per Common Share (or having a conversion price per Common Share, if a security convertible into Common Shares) less than the Conversion Price on such record date, the maximum number of Common Shares issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Price shall be adjusted pursuant to paragraph (b)(ii) hereof, as though such maximum number of Common Shares had been so issued for an aggregate consideration payable by the Holders of such rights, options, warrants or convertible securities prior to their receipt of such Common Shares. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 7(b)(ii) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of Common Shares to which the Holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this
Section 7(b)), the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed, in the former event, or the Conversion Price which would then be in effect if such Holder had initially been entitled to such changed number of Common Shares, in the latter event.

                      (iv) In case the corporation shall issue rights, options (other than options issued pursuant to a plan described in Section 7(b)(ii)) or warrants entitling the holders thereof to subscribe for or purchase Common Shares (or securities convertible into Common Shares) or shall issue convertible securities, and the price per Common Share of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the Conversion Price, the maximum number of Common Shares issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Conversion Price shall be adjusted pursuant to Section 7(b)(ii) hereof as though such maximum number of Common Shares had been so issued for an aggregate consideration equal to the aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the Holders of such rights, options, warrants or convertible securities prior to their receipt of such Common Shares. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 7(b)(ii) hereof. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of Common Shares to which the Holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 7(b)), the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Conversion Price which would then be in effect if such Holders had initially been entitled to such changed number of Common Shares, in the latter event. No adjustment of the Conversion Price shall be made pursuant to this Section 7(b)(iv) to the extent that the Conversion Price shall have been adjusted pursuant to Section 7(b)(iii) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of Common Shares to which the Holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

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                      (v) In case the corporation shall fix a record date for
the making of a dividend or distribution to Holders of Common Shares (including any such distribution made in connection with a consolidation or merger in which the corporation is the continuing corporation) of evidences of indebtedness, cash, assets or other property (other than dividends payable in Common Shares or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, Section 7(b)(iii) hereof), the Conversion Price to be in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price Per Common Share on such record date, less the fair market value (determined as set forth in Section 7(b)(ii) hereof) of the portion of the cash, assets, other property or evidence of indebtedness so to be distributed which is applicable to one Common Share, and the denominator of which shall be such Current Market Price Per Common Share. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

                      (vi) If the average (weighted by daily trading volume) of the Daily Prices (as defined below) per Common Share for the 40 consecutive trading days immediately preceding the fourth anniversary of the date of issuance of the Series A Preferred Shares (the "AVERAGE WEIGHTED PRICE") is less than $12.00, then the Conversion Price then in effect shall be reduced to the Average Weighted Price, such adjustment to be effective as of the close of business 30 days after the fourth anniversary of the date of issuance of the Series A Preferred Shares unless the corporation has previously delivered a Redemption Notice in accordance with Section 6(b) hereof. If the corporation shall at any time after the date of issuance of the Series A Preferred Shares pay any dividend on Common Shares payable in Common Shares or effect a subdivision or combination of the outstanding Common Shares (by reclassification, stock split or otherwise) into a greater or lesser number of Common Shares, then the share price referred to in the first sentence of this 7(b)(vi) shall be adjusted upon the earlier of the public announcement or the occurrence of any such event by multiplying the share price by a fraction of which the numerator is the number of Common Shares outstanding immediately after such event and of which the denominator is the number of Common Shares that were outstanding immediately prior to such event.

                      (vii) For the purpose of any computation under Section 7(b) hereof, on any determination date, the "CURRENT MARKET PRICE PER COMMON SHARE" shall be deemed to be the average (weighted by daily trading volume) of the Daily Prices (as defined below) per Common Share for the 20 consecutive trading days immediately prior to such date. "DAILY PRICE" means (1) if the Common Shares then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price per share on such day as reported on the NYSE Composite Transactions Tape; (2) if the Common Shares then are not listed and traded on the NYSE, the closing price per share on such day as reported by the principal national securities exchange on which the shares are listed and traded; (3) if the Common Shares then are not listed and traded on any such securities exchange, the last reported sale price per share on such day on the NASDAQ National Market; or (4) if the shares of such class of Common Shares then are not traded on the NASDAQ Stock Market, the average of the highest reported bid and lowest reported asked price per share on such day as reported by NASDAQ. If on any determination date the Common Shares are not quoted by any such organization, the Current Market Price Per Common Share shall be the fair market value per share of such shares on such determination date as determined by the Board of Directors. If Holders of 75% or more of the outstanding Series A Preferred Shares shall object to any determination by the Board of Directors of the Current Market Price Per Common Share, the Current Market Price Per Common Share shall be the fair market value per Common Share as determined by an independent appraiser retained by the corporation at its expense and reasonably acceptable to such Holders. For purposes of any computation under this Section 7(b), the number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the corporation.

                      (viii) All calculations under this Section 7(b) shall be made to the nearest one tenth of a cent or to the nearest hundredth of a share, as the case may be.

                      (ix) In the event that, at any time as a result of the provisions of this Section 7(b), the Preferred Holders upon subsequent conversion of the Series A Preferred Shares shall become

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entitled to receive any capital shares of the corporation other than Common
Shares, the number of such other shares so receivable upon conversion of the Series A Preferred Shares shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

                      (x) If the Corporation shall take a record of the Holders of Common Shares for the purpose of entitling them to receive a dividend or other distribution (which results in an adjustment to the Conversion Price under the terms hereof) and shall, thereafter and before such dividend or distribution is paid or delivered to shareholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then any adjustment made to the Conversion Price and number of Common Shares purchasable upon conversion of the Series A Preferred Shares by reason of the taking of such record shall be reversed, and any subsequent adjustments, based thereon, shall be recomputed.

         8. Mandatory Conversion. (a) If at any time after the second anniversary of the date of issuance of the Series A Preferred Shares the Daily Price for a Common Share for each and every day of any period of 40 consecutive trading days exceeds $24.00, then each outstanding Series A Preferred Share shall be automatically converted, at the Conversion Rate then in effect pursuant to Section 7 as of the close of business on the last trading day of the 40 trading day period (a "MANDATORY CONVERSION EVENT") into Common Shares (or other securities or property into which the Series A Preferred Shares are then convertible). Any Series A Preferred Shares so converted shall be treated as having been surrendered by the Holder thereof for conversion pursuant to Section 7 as of the close of business on the last trading day of the 40 trading day period.

                      (b) If the corporation shall at any time after the date of issuance of the Series A Preferred Shares pay any dividend on Common Shares payable in Common Shares or effect a subdivision or combination of the outstanding Common Shares (by reclassification, stock split or otherwise) into a greater or lesser number of Common Shares, then the Daily Price referred to in clause (a) above shall be adjusted upon the earlier of the public announcement or the occurrence of any such event by multiplying the Daily Price by a fraction of which the numerator is the number of Common Shares outstanding immediately after such event and of which the denominator is the number of Common Shares that were outstanding immediately prior to such event.

         9. Consolidation, Merger, or Sale of Assets. Subject to the provisions of Section 4 hereof, in case of any consolidation of the corporation with, or merger of the corporation into, any other Person, any merger of another Person into the corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Shares) or any sale or transfer of all or substantially all of the assets of the corporation or of the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, the Preferred Holders shall have the right thereafter to convert the Series A Preferred Shares into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a Holder of the number of Common Shares into which the Series A Preferred Shares may have been converted immediately prior to such consolidation, merger, sale or transfer, assuming (i) such Holder of Common Shares is not a Person with which the corporation consolidated or into which the corporation merged or which merged into the corporation or to which such sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an Affiliate of a Constituent Person and (ii) in the case of a consolidation, merger, sale or transfer which includes an election as to the consideration to be received by the Holders, such Holder of Common Shares failed to exercise its rights of election, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each Common Share held immediately prior to such consolidation, merger, sale or transfer by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this Section 9 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Adjustments for events subsequent to the effective date of such a consolidation, merger and sale of assets shall be as nearly equivalent as may be practicable to the adjustments provided for herein. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, conveyance, lease or transfer, or otherwise so that the provisions set forth herein for the protection of the rights of the Preferred Holders shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such Shares, other securities, cash and property. The provisions of this Section 9 shall similarly apply to successive consolidations, mergers, sales, or transfers.

         10. Protective Provisions. So long as any Series A Preferred Shares shall be outstanding, except where the vote or written consent of the Holders of a greater number of shares of the corporation is required by law or by these articles of incorporation, and in addition to any other vote required by law or these articles of incorporation, without the approval of the Holders of seventy five percent (75%) of then outstanding Series A Preferred Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the corporation will not:

             (a) Create or authorize the creation of any additional class or series of Shares other than Junior Securities, or increase the authorized amount of the Series A Preferred Shares or increase the authorized amount of any additional class or series of shares other than Junior Securities, or create or authorize any obligation or Security convertible into shares of Series A Preferred Shares or into shares of any other class or series of shares other than Junior Securities, whether any such creation, authorization or increase shall be by means of amendment or restatement of these articles of incorporation or by merger, consolidation or otherwise;

             (b) To the extent it materially adversely affects the rights of the Series A Preferred Shares, amend, alter, restate or repeal the corporation's articles of incorporation, or the corporation's code of regulations, other than any amendment solely to authorize or create any additional class or series of Junior Securities or increase the authorized amount of any Junior Securities;

             (c) Redeem or otherwise acquire any shares of Junior Securities other than Common Shares pursuant to Stock Restriction Agreements.

         11. Definitions. As used in this Article FOURTH, the following terms have the following meanings:

             "AFFILIATE" shall mean any entity controlling, controlled by or under common control with a designated Person. For the purposes of this definition, "control" shall have the meaning specified for that word in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act.

             "BOARD OF DIRECTORS" shall mean the Board of Directors of the corporation.

             "BUSINESS DAY" means a day, except Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of New York, on which banks are not required or authorized to close in New York, New York.

             "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended prior or after the date hereof, or any federal statute or statutes which shall have been enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

             "HOLDERS" shall mean the Persons who shall, from time to time, own of record any Security. The term "HOLDER" shall mean one of the Holders.

             "INVESTOR RIGHTS AGREEMENT" shall mean the Investor Rights Agreement dated as of May 10, 2000 among the corporation and the shareholders listed therein.

             "PERSON" shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.

             "PREFERRED HOLDERS" shall mean the Persons, who shall from time to time, own of record any Series A Preferred Shares. The term "PREFERRED HOLDER" shall mean one of the Preferred Holders.

             "PROPERTY" shall mean any interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

             "SECURITIES" shall mean any debt or equity securities of the corporation, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security. The term "SECURITY" shall mean one of the Securities.

             "SECURITIES ACT" shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

             "SHARES" shall include any and all shares, interests or other equivalents (however designated) of, or participation in, capital stock.

             "STOCK RESTRICTION AGREEMENTS" shall mean any agreement entered into between the corporation and an employee, consultant, director, officer or agent or any former employee, consultant, director, officer or agent of the corporation or a Subsidiary under the terms of each of which the corporation is permitted or obligated to purchase Securities from such Person in connection with his or her offering the Securities to another Person or the termination of his or her relationship with the corporation or a Subsidiary.

             "SUBSIDIARY" shall mean any corporation, more than 50% of whose outstanding Voting Shares shall at the time be owned directly or indirectly by the corporation or by one or more Subsidiaries or by the corporation and one or more Subsidiaries.

             "VOTING SHARES" as applied to the Shares of any corporation shall mean Shares of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation, other than Shares having such power only by reason of the happening of a contingency.

         The directors of the corporation may adopt an amendment to the articles in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rate; the dates of payment of dividends of distributions and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of any class or series.

         FIFTH: The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of incorporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of incorporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article Fifth of these articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by its articles.

         SIXTH: A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as vendor, purchaser, employee, agent or otherwise. No contract or transaction shall be void or voidable with respect to the corporation for the reason that it is between the corporation and one or more of its directors or officers, or between the corporation and any other person in which one or more of its directors or officers are directors, trustees or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participated in or voted at the meeting of the directors or a committee thereof which authorized such contract or transaction, if in any such case (A) the material facts as to the relationship or interest of such director, officer or other person and as to the contract or transaction are disclosed or are known to the directors or the committee, or such members thereof as shall be present at any meeting at which action upon any such contract or transaction shall be taken, and the directors or committee, in good faith reasonably justified by such facts, authorized the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (B) the material facts as to the relationship or interest of such director, officer or other person and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or
  (C) the contract or transaction is fair as to the corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at any meeting of the directors, or of a committee thereof, which authorizes the contract or transaction.

         SEVENTH: No shareholder of the corporation shall have, as a matter or right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

         EIGHTH: Section 1701.831 of the Ohio Revised Code does not apply to control share acquisitions of the corporation.

         NINTH: Chapter 1704. of the Ohio Revised Code does not apply to the corporation.

         TENTH: These Amended Articles supersede the Second Amended Articles of Micro Manufacturing Systems, Inc. existing at the effective date of these Amended Articles.